================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                -----------------


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 16, 2003


                                -----------------


                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                          UNIVERSAL COMPRESSION, INC.

             (Exact name of registrant as specified in its charter)


        DELAWARE                     001-15843                   13-3989167
         TEXAS                       333-48279                   74-1282680
(State of Incorporation)      (Commission File Number)      (I.R.S. Employer
                                                         Identification Number)


          4444 BRITTMOORE ROAD
             HOUSTON, TEXAS                                     77041
(Address of principal executive offices)                      (Zip Code)


       Registrant's telephone number, including area code: (713) 335-7000

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)

================================================================================

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

          (c)   Exhibits

EXHIBIT NO.      DESCRIPTION
-----------      -----------
99.1             Press Release dated May 15, 2003 (regarding a proposed private placement of $175.0 million principal amount of senior notes due 2010)

ITEM 9.           REGULATION FD DISCLOSURE

A. INTRODUCTION

On May 15, 2003, Universal Compression, Inc. (the "Company") issued a press release announcing its proposed private placement of $175.0 million principal amount of senior notes due 2010 (the "New Notes"). On May 16, 2003, the Company began distribution of a preliminary offering memorandum related to the New Notes. The Company also announced that it intends to use the net proceeds of the proposed private placement of the New Notes to purchase for cash up to $229.75 million in aggregate principal amount of its outstanding 9 7/8% senior discount notes due 2008 (the "9 7/8% Notes") by means of a tender offer.

Also, on May 16, 2003, the Company provided a presentation concerning the New Notes offering to the internal sales force of the joint book-running managers for the New Notes offering. You may obtain a copy of the presentation materials under the Company Information-Company Overview section of the Company's website at www.universalcompression.com. Copies of this presentation material are available at no charge through our Investor Relations Department Universal Compression, Inc., 4444 Brittmoore Road, Houston, Texas 77041, (713) 335-7460.

The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the New Notes. The New Notes to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The information contained in this Current Report on Form 8-K is also not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell the 9 7/8% Notes. The offer to purchase the 9 7/8% Notes may only be made pursuant to the terms of the Company's Offer to Purchase and the accompanying Letter of Transmittal.

B.  LIMITATION ON INCORPORATION BY REFERENCE

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 9 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 9 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

C. SUPPLEMENTAL INFORMATION

The following sets forth certain supplemental information contained in the preliminary offering memorandum dated May 16, 2003 relating to the proposed private placement of the New Notes (the "preliminary offering memorandum"). Except as otherwise indicated in the supplemental information set forth below, or as the context may otherwise require, (i) the words "we," "our," "us" and "the Company" refer to Universal Compression, Inc. and its subsidiaries, (ii) "notes" refer to the unsecured senior notes due 2010 of the Company that are the subject of the preliminary offering memorandum, (iii) "9 7/8% senior discount notes" refer to our 9 7/8% senior discount notes due 2008, (iv) "tender offer" refers to our offer to purchase, for cash, a portion of our outstanding 9 7/8% senior discount notes by means of a tender offer, (v) "revolving credit facility" refers to our $125 million senior secured revolving credit facility,
(vi) "BRL lease facility" refers to our lease facility pursuant to which we, as lessee, lease compression equipment from BRL Universal Equipment 2001 A, L.P., as lessor, (vii) "ABS lease facility" refers to our $200 million asset-backed securitization lease facility with UCO Compression 2002 LLC, and (viii) references to our fiscal years refer to the twelve month period ended March 31 of such years (for example, our fiscal 2002 is fiscal year ended March 31, 2002).

     1. The following information is included in the preliminary offering memorandum:


     (a) The following table illustrates our key financial and operating statistics during the last two fiscal years:

                                                                YEAR ENDED MARCH 31,
                                                              ------------------------
                                                                 2002          2003
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
Domestic horsepower (end of period).........................   1,890,935     1,957,015
International horsepower (end of period)....................     345,093       368,437
                                                              ----------    ----------
     Total horsepower (end of period).......................   2,236,028     2,325,452
Average horsepower utilization rate.........................        88.8%         83.3%
Revenues....................................................  $  679,989    $  625,218
Percentage of revenues from:
     Contract compression...................................        48.2%         53.1%
     Fabrication............................................        31.1%         26.0%
     Aftermarket services...................................        20.7%         20.9%
EBITDA, as adjusted(a)......................................  $  207,315    $  201,150

---------------

(a)  EBITDA, as adjusted, is defined below.

         (b) SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following selected historical consolidated financial and operating data is included in the preliminary offering memorandum:

                        TIDEWATER
                       COMPRESSION
                       (PREDECESSOR
                         COMPANY)                                          THE COMPANY
                       ------------   --------------------------------------------------------------------------------------
                       PERIOD FROM    PERIOD FROM
                         APRIL 1,     DECEMBER 12,
                           1997           1997                                                   NINE MONTHS    NINE MONTHS
                         THROUGH        THROUGH                YEAR ENDED MARCH 31,                 ENDED          ENDED
                       FEBRUARY 20,    MARCH 31,     -----------------------------------------   DECEMBER 31,   DECEMBER 31,
                           1998         1998(6)        1999       2000       2001       2002         2001           2002
                       ------------   ------------   --------   --------   --------   --------   ------------   ------------
                                                                  (IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
Revenues.............    $95,686        $13,119      $129,498   $136,295   $232,466   $679,989     $492,048       $470,630
Gross profit(1)......     47,752          6,891        61,887     69,000    109,407    268,346      198,905        199,287
Selling, general and
  administrative
  expenses...........      8,669          1,305        16,862     16,797     21,092     60,890       44,623         50,406
Depreciation and
  Amortization.......     23,310          1,560        19,308     26,000     33,485     48,600       35,325         44,087
Interest expense,
  net................         --          2,896        26,251     30,916     22,622     23,017       17,462         16,174
Operating lease
  expense............         --             --            --         --     14,443     55,401       40,354         46,069
Foreign currency gain
  (loss).............         --             --           (40)        (4)      (177)        42         (177)          (615)
Income tax expense
  (benefit)..........      6,271            529          (166)      (696)     3,871     30,931       23,622         16,644
Income (loss) before
  extraordinary
  items..............     10,759            617          (489)    (3,863)     5,490     49,408       37,089         26,593
Net income (loss)....     10,759            617          (489)    (3,863)    (1,142)    49,408       37,089         26,593
OTHER FINANCIAL DATA:
EBITDA, as
  adjusted(2)........    $40,340        $ 5,930      $ 48,476   $ 55,561   $ 88,787   $207,315     $154,029       $150,182
RATIOS:
EBITDA, as adjusted,
  to fixed
  charges(3).........         --            2.0x          1.8x       1.8x       2.4x       2.6x         2.7x           2.4x
Total debt to EBITDA,
  as adjusted........         --             --           6.5x       6.2x       8.4x(4)    4.5x(5)       --             --

                        TIDEWATER
                       COMPRESSION
                       (PREDECESSOR
                         COMPANY)                                           THE COMPANY
                       ------------   ----------------------------------------------------------------------------------------
                       PERIOD FROM    PERIOD FROM
                         APRIL 1,     DECEMBER 12,
                           1997           1997                                                     NINE MONTHS    NINE MONTHS
                         THROUGH        THROUGH                 YEAR ENDED MARCH 31,                  ENDED          ENDED
                       FEBRUARY 20,    MARCH 31,     -------------------------------------------   DECEMBER 31,   DECEMBER 31,
                           1998         1998(6)        1999       2000       2001        2002          2001           2002
                       ------------   ------------   --------   --------   ---------   ---------   ------------   ------------
                                                                   (IN THOUSANDS)
Capital expenditures:
  Expansion..........    $(11,902)     $  (1,820)    $(63,408)  $(49,871)   $(55,384)  $(137,790)   $(112,309)      $(55,099)
  Overhauls..........      (5,698)          (218)      (7,626)    (9,920)     (9,901)    (27,000)     (11,925)       (22,330)
  Other..............       3,803       (351,107)       8,038     (1,312)     (2,721)    (23,229)     (15,135)       (21,719)
Cash flows provided
  by (used in)
  Operating
    activities.......    $ 33,491      $    (699)    $ 24,042   $ 47,029    $ 92,881   $ 131,837    $  92,837       $147,989
  Investing
    activities.......     (13,797)      (353,145)     (62,996)   (61,103)     (3,318)   (160,256)    (312,133)       (91,512)
  Financing
    activities.......     (17,870)       356,226       39,499     12,550     (76,687)     22,316      225,985        (11,742)

                                                                AS OF MARCH 31,
                                     ---------------------------------------------------------------------
                                       1998       1999       2000        2001         2002         2003
                                     --------   --------   --------   ----------   ----------   ----------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital(7).................  $ 13,882   $ 22,288   $  5,869   $   97,832   $  139,544   $  158,059
Total assets.......................   379,108    436,487    466,345    1,171,534    1,276,781    1,954,506
Total debt.........................   261,508    316,348    345,832      215,107(8)   226,762(9)   945,155(10)
Stockholder's equity...............   105,797    105,308    101,445      647,624      695,396      740,503

---------------

(1) Gross profit is defined as total revenue less (a) contract compression expenses and (b) cost of sales (exclusive of depreciation and amortization).

(2) EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization, foreign currency gains or losses, excluding non-recurring items and extraordinary gains or losses. For the nine months ended December 31, 2002 (effective in the quarter ended September 30, 2002), the Company changed its definition of EBITDA, as adjusted, to exclude foreign currency gains or losses. All periods prior to December 31, 2002 have been recalculated from amounts previously disclosed by the Company to be consistent with this new definition of EBITDA, as adjusted. EBITDA, as adjusted, represents a measure upon which management assesses financial performance, and financial covenants in our current borrowing arrangements are tied to similar measures. The financial covenants in our current financing arrangements permit us to exclude non-recurring and extraordinary gains and losses. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measures of other companies. We believe that EBITDA, as adjusted, is a useful measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

     The following table reconciles our EBITDA, as adjusted, to net income or
(loss):

                          TIDEWATER
                         COMPRESSION
                         (PREDECESSOR
                           COMPANY)                                         THE COMPANY
                         ------------   -----------------------------------------------------------------------------------
                         PERIOD FROM    PERIOD FROM
                           APRIL 1,     DECEMBER 12,
                             1997           1997                                                NINE MONTHS    NINE MONTHS
                           THROUGH        THROUGH               YEAR ENDED MARCH 31,               ENDED          ENDED
                         FEBRUARY 20,    MARCH 31,     --------------------------------------   DECEMBER 31,   DECEMBER 31,
                             1998         1998(6)       1999      2000      2001       2002         2001           2002
                         ------------   ------------   -------   -------   -------   --------   ------------   ------------
                                                                   (IN THOUSANDS)
EBITDA, AS ADJUSTED:...   $ 40,340        $ 5,930     $ 48,476  $ 55,561  $ 88,787   $207,315     $154,029       $150,182
  Depreciation and
    amortization.......    (23,310)        (1,560)     (19,308)  (26,000)  (33,485)   (48,600)     (35,325)       (44,087)
  Operating lease
    expense............         --             --           --        --   (14,443)   (55,401)     (40,354)       (46,069)
  Interest expense,
    net................         --         (2,896)     (26,251)  (30,916)  (22,622)   (23,017)     (17,462)       (16,174)
  Management fee.......         --           (328)      (3,200)   (3,200)       --         --           --             --
  Foreign currency gain
    (loss).............         --             --          (40)       (4)     (177)        42         (177)          (615)
  Other non-recurring
    charges............         --             --           --        --    (8,699)        --           --             --
  Income taxes.........     (6,271)          (529)        (166)      696    (3,871)   (30,931)     (23,622)       (16,644)
  Extraordinary loss,
    net................         --             --           --        --    (6,632)        --           --             --
                           -------         ------      -------   -------   -------   --------     --------       --------
NET INCOME (LOSS)......   $ 10,759        $   617     $   (489) $ (3,863) $ (1,142)  $ 49,408     $ 37,089       $ 26,593
                           =======         ======      =======   =======   =======   ========     ========       ========

 (3) For the purpose of computing this ratio, fixed charges consist of interest, whether expensed or capitalized, operating lease expense and amortization of loan costs.

 (4) For the purpose of computing this ratio, total debt includes $427.0 million and $100.5 million, respectively, outstanding under the BRL lease facility and ABS lease facility as of March 31, 2001.

 (5) For the purpose of computing this ratio, total debt includes $549.0 million and $159.5 million, respectively, outstanding under the BRL lease facility and ABS lease facility as of March 31, 2002.

 (6) Represents our historical consolidated financial statements for the period from December 12, 1997 (inception) through March 31, 1998. However, we had no operations until the acquisition of Tidewater Compression on February 20, 1998.

 (7) Working capital is defined as current assets minus current liabilities.

 (8) Excludes $427.0 million and $100.5 million, respectively, outstanding under the BRL lease facility and ABS lease facility as of March 31, 2001. Amount includes capital lease obligations.

 (9) Excludes $549.0 million and $159.5 million, respectively, outstanding under the BRL lease facility and ABS lease facility as of March 31, 2002. Amount includes capital lease obligations.

(10) Excludes approximately $6.2 million of letters of credit issued under our revolving credit facility.

                        (c)SUMMARY HISTORICAL CONSOLIDATED
                      FINANCIAL AND OPERATING INFORMATION

     The following tables present summary historical consolidated financial and operating data of Universal Compression, Inc. and its consolidated subsidiaries for the periods and dates indicated, as well as its balance sheet data as of March 31, 2003.

                                                        YEAR ENDED MARCH 31,
                                            --------------------------------------------
                                              2000       2001       2002        2003
                                            --------   --------   --------   -----------
                                                           (IN THOUSANDS)    (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues..................................  $136,295   $232,466   $679,989    $625,218
Gross profit(1)...........................    69,000    109,407    268,346     267,968
Selling, general and administrative.......    16,797     21,092     60,890      67,944
Depreciation and amortization.............    26,000     33,485     48,600      63,706
Interest expense, net.....................    30,916     22,622     23,017      36,421
Operating lease expense...................        --     14,443     55,401      46,071
Income tax expense (benefit)..............      (696)     3,871     30,931      20,975
Income (loss) before extraordinary
  items...................................    (3,863)     5,490     49,408      33,518
Net income (loss).........................    (3,863)    (1,142)    49,408      33,518
OTHER DATA:
EBITDA, as adjusted(2)....................  $ 55,561   $ 88,787   $207,315    $201,150
Capital expenditures......................    61,103     68,006    188,019     120,750
RATIOS:
EBITDA, as adjusted, to fixed
  charges(3)..............................       1.8x       2.4x       2.6x        2.4x
Total debt to EBITDA, as adjusted.........       6.2x       8.4x(4)    4.5x(5)     4.7x

                                                                   MARCH 31, 2003
                                                             ---------------------------
                                                               ACTUAL     AS ADJUSTED(6)
                                                             ----------   --------------
                                                              (UNAUDITED, IN THOUSANDS)
BALANCE SHEET DATA:
Cash and equivalents.......................................  $   71,693     $   11,693
Total current assets.......................................     261,310        201,310
Goodwill, net..............................................     388,480        388,480
Total current liabilities..................................     103,251        121,595
Total noncurrent liabilities...............................   1,110,752      1,056,002
Total debt(7)..............................................     945,155        908,749
Stockholders' equity.......................................     740,503        731,647

---------------

(1) Gross profit is defined as total revenue less cost of rentals and cost of sales (exclusive of depreciation and amortization).

(2) EBITDA, as adjusted, is defined above.

     The following table reconciles our EBITDA, as adjusted, to net income:

                                                YEAR ENDED MARCH 31,
                                     -------------------------------------------
                                       2000       2001       2002       2003
                                     --------   --------   --------  -----------
                                                (IN THOUSANDS)       (UNAUDITED)
EBITDA, AS ADJUSTED................  $ 55,561   $ 88,787   $207,315   $201,150
  Depreciation and amortization....   (26,000)   (33,485)   (48,600)   (63,706)
  Operating lease expense..........        --    (14,443)   (55,401)   (46,071)
  Interest expense, net............   (30,916)   (22,622)   (23,017)   (36,421)
  Management fee...................    (3,200)        --         --         --
  Foreign currency gain/(loss).....        (4)      (177)        42       (459)
  Non-recurring charges............        --     (8,699)        --         --
  Income taxes.....................       696     (3,871)   (30,931)   (20,975)
  Extraordinary loss, net..........        --     (6,632)        --         --
                                     --------   --------   --------   --------
NET INCOME (LOSS)..................  $ (3,863)  $ (1,142)  $ 49,408   $ 33,518
                                     ========   ========   ========   ========

     The following table reconciles our EBITDA, as adjusted, to net income:

                                                        YEAR ENDED MARCH 31,
                                            --------------------------------------------
                                              2000       2001       2002        2003
                                            --------   --------   --------   -----------
                                                           (IN THOUSANDS)    (UNAUDITED)
EBITDA, AS ADJUSTED.......................  $ 55,561   $ 88,787   $207,315    $201,150
  Depreciation and amortization...........   (26,000)   (33,485)   (48,600)    (63,706)
  Operating lease expense.................        --    (14,443)   (55,401)    (46,071)
  Interest expense, net...................   (30,916)   (22,622)   (23,017)    (36,421)
  Management fee..........................    (3,200)        --         --          --
  Foreign currency gain/(loss)............        (4)      (177)        42        (459)
  Non-recurring charges...................        --     (8,699)        --          --
  Income taxes............................       696     (3,871)   (30,931)    (20,975)
  Extraordinary loss, net.................        --     (6,632)        --          --
                                            --------   --------   --------    --------
NET INCOME (LOSS).........................  $ (3,863)  $ (1,142)  $ 49,408    $ 33,518
                                            ========   ========   ========    ========

(3) For the purpose of computing this ratio, fixed charges consist of interest, whether expensed or capitalized, operating lease expense and amortization of loan costs.

(4) For the purpose of computing this ratio, total debt includes $427.0 million and $100.5 million, respectively, outstanding under the BRL lease facility and ABS lease facility as of March 31, 2001.

(5) For the purpose of computing this ratio, total debt includes $549.0 million and $159.5 million, respectively, outstanding under the BRL lease facility and ABS lease facility as of March 31, 2002.

(6) As adjusted to give effect to the tender of 100% of our outstanding 9 7/8% senior discount notes (assuming a purchase price of 105.35% of their aggregate principal amount). In connection with this purchase, we expect to recognize a charge of approximately $8.9 million after tax related to the purchase premium and the write-off of previously incurred debt issuance costs.

(7) Excludes approximately $6.2 million of letters of credit issued under our revolving credit facility.

(d) The following table sets forth the annual and long-term compensation for fiscal 2003, 2002 and 2001 for our Chief Executive Officer, our other four highest paid officers and a former officer who would have been one of our highest paid officers had he been employed by us at the end of the most recent fiscal year.

                                                                            LONG-TERM COMPENSATION
                                         ANNUAL COMPENSATION                        AWARDS
                                --------------------------------------    ---------------------------
                                FISCAL                                    RESTRICTED    STOCK OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY     BONUS      OTHER       STOCK         (SHARES)      COMPENSATION(1)
---------------------------     ------   --------   --------   -------    ----------    -------------   ---------------
Stephen A. Snider.............   2003    $375,000   $ 93,750        --           --         35,000         $ 28,561
  President...................   2002     265,000    155,356        --     $856,500(2)     250,000           19,230
                                 2001     222,917    350,437        --           --        161,007           17,159

Ernie L. Danner...............   2003     275,000    117,232        --           --         25,000           25,102
  Executive Vice President
    and.......................   2002     205,000    103,013        --      571,000(2)      95,000           15,869
  President, Latin America
    Division..................   2001      69,250    232,365        --           --        104,057          310,019

Kirk E. Townsend..............   2003     235,000     43,757        --           --         20,000           20,940
  President, U.S. Division....   2002     180,005    100,000        --      285,500(2)      90,000           13,660
                                 2001     163,750    170,023        --           --         64,286           14,959

Richard Leong(3)..............   2003     200,000     25,000   $46,536(4)   166,800(5)      25,000           19,582
  President, Asia Pacific
    Division..................   2002      65,496     33,333        --           --         40,000            2,829
                                 2001          --         --        --           --             --               --

Shane S. Guiltner(6)..........   2003     175,621     20,230        --      166,800(5)      15,000            6,104
  President, Canada
    Division..................   2002     125,747     86,683        --           --         30,000            6,944
                                 2001     108,354         --        --           --         26,726            8,311

Richard W. FitzGerald(7)......   2003     250,000     46,900        --           --             --          110,983
  Senior Vice President and...   2002     205,000    103,013        --      571,000(2)      95,000           15,633
  Chief Financial Officer.....   2001     178,333    232,365        --           --         90,333           12,506

---------------

(1) Represents matching contributions of $6,889, $6,065, $5,944, $7,096 and $5,863 made by us in fiscal year 2003 under our 401(k) Savings Plan for each of Messrs. Snider, Danner, Townsend, Leong and FitzGerald, respectively; payments of $9,086, $6,664, $2,712, and $4,904 made by us in fiscal year 2003 under our Employees' Supplemental Savings Plan for each of Messrs. Snider, Danner, Townsend and FitzGerald, respectively; health care premiums of $11,776 made by us in fiscal year 2003 under our Executive Medical and Dental Plan on behalf of each of Messrs. Snider, Danner, Townsend, Leong and FitzGerald, and health care premiums of $318 on behalf of Mr. Guiltner; represents life insurance and AD&D premiums of $810, $594, $508, $432 and $540, made by us in fiscal year 2003 under our group life insurance and AD&D plans for each of Messrs. Snider, Danner, Townsend, Leong and FitzGerald, respectively; payments of $548 made by us in fiscal year 2003 associated with Mr. Leong's relocation and assignment to Singapore; medical premiums of $678 paid by us to Alberta Healthcare on behalf of Mr. Guiltner during fiscal year 2003; supplemental health and insurance premiums of $769 in fiscal year 2003 made by us on behalf of Mr. Guiltner; fiscal year 2003 Registered Retirement Savings Plan (RRSP) contributions of $4,339 made by us on behalf of Mr. Guiltner; and the accelerated vesting of 5,000 of Mr. FitzGerald's shares of his restricted stock of Universal Compression Holdings, Inc. ("Holdings") with a value of $87,900, based on the closing price of Holdings' common stock on the New York Stock Exchange, or NYSE, on March 28, 2003.

(2) Following is the aggregate number of shares of restricted stock and its value, based on the closing price of Holdings' common stock on the NYSE, as of March 31, 2003, held by each of the following officers: Mr. Snider, 22,500 shares valued at $392,625; Mr. Danner, 15,000 shares valued at $261,750; and Mr. Townsend, 7,500 shares valued at $130,875. All such shares of restricted stock were granted to these officers on August 16, 2001 and vested 25% on January 1, 2003 and will vest 25% on each January 1 thereafter until January 1, 2006. The values set forth in the table are based on $28.55 per share, the closing price of Holdings' common stock on the NYSE on August 16, 2001.

(3) Mr. Leong joined us in December 2001.

(4) Represents a foreign service premium of 25% of base salary payable to Mr. Leong starting May 6, 2002, and associated with his work assignment in Singapore.

(5) Following is the aggregate number of shares of restricted stock and its value, based on the closing price of Holdings' common stock on the NYSE, as of March 31, 2003, held by each of the following officers: Mr. Leong, 10,000 shares valued at $174,500; and Mr. Guiltner, 10,000 shares valued at $174,500. All such shares of restricted stock were granted to these officers on March 10, 2003 and will vest 25% on March 10, 2005 and will vest 25% on each March 10 thereafter until March 10, 2008. The values set forth in the table are based on $16.68 per share, the closing price of Holdings' common stock on the NYSE on March 10, 2003.

(6) Mr. Guiltner joined us in February 2001 in connection with our acquisition of Weatherford Global.

(7) Mr. FitzGerald separated from us in March 2003.

     2. CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 2003:

     - on an actual basis; and

     - on an as adjusted basis to give effect to the offering of the notes and the application of the estimated net proceeds.

                                                         AS OF MARCH 31, 2003
                                                      --------------------------
                                                        ACTUAL      AS ADJUSTED
                                                      -----------   ------------
                                                      (UNAUDITED, IN THOUSANDS)
Cash and cash equivalents...........................  $   71,693     $   11,693
                                                      ==========     ==========
Long-term debt, including current maturities
  Other debt........................................  $    8,224     $    8,224
  Revolving credit facility(1)......................          --         18,344
  9 7/8% senior discount notes......................     229,750             --
  Notes offered hereby..............................          --        175,000
  BRL lease facility................................     532,181        532,181
  ABS lease facility................................     175,000        175,000
                                                      ----------     ----------
          Total long-term debt, including current
            maturities..............................  $  945,155     $  908,749
                                                      ----------     ----------
Stockholder's equity................................  $  740,503     $  731,647
                                                      ----------     ----------
     Total capitalization...........................  $1,685,658     $1,640,396
                                                      ==========     ==========

---------------

(1) Excludes approximately $6.2 million of letters of credit issued under our revolving credit facility.

     3. The following statements are included in the preliminary offering memorandum:

     (a) We are the second largest natural gas compression services company in the world in terms of compressor fleet horsepower, with a fleet as of March 31, 2003 of approximately 7,400 compressor units comprising approximately 2.3 million horsepower.

     (b) For the year ended March 31, 2003, approximately 28% of our revenues were attributable to international operations.

     (c) As of March 31, 2003, we had approximately $945.2 million in outstanding obligations, of which approximately $175 million was outstanding under our ABS lease facility, approximately $532.2 million was outstanding under our BRL lease facility and $229.75 million was outstanding under our 9 7/8% senior discount notes. This amount excludes approximately $6.2 million of letters of credit issued under our senior secured revolving credit facility, which we refer to as our revolving credit facility. As of that date, we also had unused availability, subject to the satisfaction of covenants contained therein, of approximately $143.8 million ($118.8 million under our revolving credit facility and approximately $25 million under our ABS lease facility).

     (d) For the 2004 fiscal year, our capital expenditures, excluding acquisitions, are expected to be approximately $90 to $110 million, of which approximately $30 million is expected to be used for maintenance capital expenditures.

     (e) For the quarter ended March 31, 2003, our average horsepower utilization rate was approximately 83.5%.

     (f) As of March 31, 2003, we operated the second largest domestic fleet of compressors in terms of horsepower with approximately 6,900 units comprising approximately 2.0 million horsepower. We operate sales and service locations in the primary onshore and offshore natural gas producing regions of the United States. For the year ended March 31, 2003, approximately 80.0% of our contract compression revenue and 42.5% of our total revenue was generated from domestic contract compression operations.

     (g) We operate internationally in Argentina, Canada, Mexico, Colombia, Thailand, Australia, Venezuela, Peru and Brazil. As of March 31, 2003, we had approximately 520 units comprising approximately 368,000 horsepower, in the aggregate, in these markets. We intend to continue to expand our presence in these markets and pursue opportunities in other strategic international areas. For the year ended March 31, 2003, 28% of our total revenue was generated from international operations, of which approximately 37.8% represents contract compression revenue.

     (h) For the year ended March 31, 2003, approximately 26.0% or $162.7 million of our total revenues were generated from fabrication operations.

     (i) Our aftermarket services business sells parts and components, and provides maintenance to customers who own their compression equipment or lease their equipment from our competitors. For the year ended March 31, 2003, we generated $130.6 million in revenues, or 20.9% of our total revenues, from this segment of our business.

     (j) Approximately $82.2 million of our outstanding debt bears interest at floating rates. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available to make payments of interest and principal on the notes and for capital investment, operations or other purposes. Our significant leverage increases our vulnerability to general adverse economic and industry conditions.

     (k) In addition, we operate in select international markets, with current operations in Argentina, Canada, Mexico, Colombia, Thailand, Australia, Venezuela, Peru and Brazil. For the year ended March 31, 2003, approximately 28% of our revenues was attributable to international operations.

     (l) We have standardized our contract compressor fleet around three primary gas compressor platforms, which can be specialized to meet customers needs, based on smaller horsepower applications (less than 150 horsepower), mid-range applications (150-600 horsepower) and larger horsepower applications (over 600 horsepower). These three compressor platforms represent over 90% of our horsepower. In recent years there has been substantial growth in customer demand in the over 600 horsepower category and as a result we have increased the average horsepower of our fleet and have increased our fabrication of upper range units (generally over 600 horsepower). For the year ended March 31, 2003, the average horsepower utilization rate for our fleet was approximately 83.3%, which reflects average horsepower utilization based upon our total average fleet horsepower. For the quarter ended March 31, 2003, this average rate was approximately 83.5%.

     As of March 31, 2003, our fleet consisted of 7,422 compressors, with an average of 313 horsepower per unit, as reflected in the following table:

                         TOTAL HORSEPOWER         % OF HORSEPOWER         NUMBER OF UNITS
                       ---------------------   ---------------------   ---------------------
                          AS OF MARCH 31,         AS OF MARCH 31,         AS OF MARCH 31,
                       ---------------------   ---------------------   ---------------------
HORSEPOWER RANGE         2002        2003        2002        2003        2002        2003
----------------       ---------   ---------   ---------   ---------   ---------   ---------
0-99.................    196,024     194,160         8.8         8.3       2,652       2,633
100-299..............    462,751     458,021        20.7        19.7       2,688       2,640
300-599..............    349,250     359,953        15.6        15.5         917         941
600-999..............    380,251     404,159        17.0        17.4         517         551
1,000 and over.......    847,752     909,159        37.9        39.1         619         657
                       ---------   ---------   ---------   ---------   ---------   ---------
     Total...........  2,236,028   2,325,452         100%        100%      7,393       7,422

     (m) ABS LEASE FACILITY

General

     A wholly owned subsidiary of ours entered into a $200 million asset-backed securitization lease facility as of December 31, 2002. As of May 15, 2003, approximately $175 million was drawn under the ABS lease facility. We used the proceeds of these facilities primarily (i) to restructure some of our lease obligations; (ii) to expand our fleet; and (iii) for general corporate purposes.

Structure

     Once fully funded, approximately $200 million of our compression equipment, based on the current appraised fair market value, will have been sold to the ABS lessor under the ABS lease facility. The debt and assets of the ABS lessor are consolidated on our balance sheet as of December 31, 2002. UCO Compression 2002 LLC, a wholly owned subsidiary of ours ("ABS lessee"), leases the equipment from the BRL Universal Compression Funding I 2002, L.P. ("ABS Lessor"), pursuant to a lease agreement that will terminate on January 20, 2013.

     We entered into a management agreement pursuant to which we manage, lease and maintain the compression equipment that is subject to the ABS lease facility. As consideration for our maintaining, operating and leasing the compression equipment to its customers, the ABS lessee pays us a management fee based on the horsepower of the equipment owned or leased by the ABS lessee plus a fixed percentage of the rental revenues generated by such equipment. Holdings guarantees our management performance obligations under the ABS management agreement.

     The ABS lessor has the ability to draw the remaining amounts (or repay and redraw amounts) under the ABS lease facility until December 18, 2003 and the notes relating to the ABS lease facility shall mature on the payment date occurring in January 2023.

     A nationally recognized insurance company provided the holders of the notes relating to the ABS lease facility a policy guaranteeing the payment of principal and interest on their notes and obtaining a credit rating on the notes relating to the ABS lease facility. Standard & Poor's Corporation and Moody's Investors Service rated the notes relating to the ABS facility with an equivalent of "AAA" and "Aaa", respectively, resulting in a lower interest rate for those notes.

Lease Payments

     The lease payments under the ABS lease facility are payable monthly by the ABS lessee and consist of (i) a fixed amount plus customary fees to maintain the ABS lease facility and fees incurred in connection with certain interest rate swap agreements entered into in connection with the ABS lease facility over the scheduled payments to be received by ABS lessor from all interest rate swap agreements entered into in connection with the ABS lease facility; and (ii) if we elect such option, a principal payment, which is variable in amount, depending on numerous different factors.

     At the end of the lease term, the ABS lessee will have the option to (i) purchase the compression equipment that was subject to the ABS lease facility for an amount equal to the lease payments then due and payable, plus the appraised values of the compressors being purchased, plus any applicable termination or breakage costs, or (ii) return the equipment to the ABS lessor and pay a fee equal to 80% times the initial appraised value of the compressors being returned minus any principal payments; (iii) request that the ABS lease facility be renewed with respect to all of the compressors. In addition, the ABS lessee will have the option to purchase the compression equipment at any time during the term of the facility for a purchase price equal to the sum of the appraised value of the compressors being purchased, the ratable portion of the outstanding balance under the ABS lease facility and any hedge breakage costs incurred by the ABS lessor.

Security

     The ABS lease facility is secured by a first priority security interest in all of the assets owned by both the ABS lessor and the ABS lessee under the facility, with a approximate appraised fair market value as of December 31, 2002 of $260 million, including all of the compression equipment subject to the ABS lease facility and the ABS lease.

Conditions to Funding

     Future borrowings under the ABS lease facility are subject to customary borrowing conditions plus three independent appraisals of the compression equipment relating to advances totaling more than $17.5 million since January 1, 2003.

Triggering Events and Events of Default

     Payment defaults by the ABS lessor under the facility, defaults by the ABS lessee under the leases, defaults by us in our management obligations of the equipment and defaults in certain revenue and collateralization tests constitute "trigger events" under the facility. If a trigger event occurs, all excess cash flow generated by the leased equipment and the excess collateral equipment will be used only to make payments under the facility and may not be distributed to us.

     Defaults by the ABS lessor under the ABS lease facility include the failure to make required interest and principal payments under the ABS lease facility and other customary defaults.

     Defaults by the ABS lessee under the ABS leases include:

     - the failure to make timely lease payments;

     - the failure to satisfy conditions with respect to the collateral; and

     - other customary defaults.

     Defaults by us as the manager of the equipment include:

     - the failure to maintain and manage the asset-backed securitization equipment portfolio to certain quantifiable standards;

     - our ratio of EBITDA, as adjusted, to total interest expense (including capital and lease payments) is less than 2.00 to 1.00;

     - our minimum tangible worth is less than the sum of (a) $250,000; and (b) 50% of our cumulative positive net income after March 31, 2002, as adjusted annually;

     - our ratio of total debt to EBITDA, as adjusted, exceeds 5.50 to 1.00;

     - bankruptcy events;

     - defaults in facilities involving indebtedness equal to or greater than $25 million until December 31, 2005, and $35 million thereafter;

     - certain changes of control of us or Universal Compression Holdings, Inc. and

     - the failure to comply with customary representations and warranties.

D.  FORWARD LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this Current Report on Form 8-K that are not historical facts (including without limitation statements to the effect that we "believe," "expect," "anticipate," "plan," "intend" or "foresee," and other similar expressions) are forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those anticipated by us. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions. They are subject to change based upon various factors, including but not limited to the following risks and uncertainties:

     - conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for natural gas and the impact of the price of natural gas;

     - competition among the various providers of natural gas compression services;

     - changes in political or economic conditions in key operating markets, including international markets;

     - changes in safety and environmental regulations pertaining to the production and transportation of natural gas;

     - acts of war or terrorism or governmental or military responses thereto;

     - introduction of competing technologies by other companies;

     - our ability to retain and grow our customer base;

     - our level of indebtedness and ability to fund our business;

     - our ability to recoup our investment by re-leasing our compressors after typically short initial lease terms;

     - currency exchange rate fluctuations;

     - employment workforce factors, including loss of key employees; and

     - liability claims related to the use of our products and services.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this Current Report on Form 8-K whether as a result of new information, future events or otherwise.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants has duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

                                        UNIVERSAL COMPRESSION HOLDINGS, INC.
                                        UNIVERSAL COMPRESSION, INC.
                                        (Registrants)


Date: May 16, 2003                      /s/ J. MICHAEL ANDERSON
                                        ----------------------------------------
                                        J. Michael Anderson
                                        Senior Vice President and
                                        Chief Financial Officer